Exhibit 10.2
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into by and among Cardtronics, LP, a Delaware limited partnership (the “Company”), Cardtronics, Inc. (the “Parent Company”) and Rick Updyke (the “Employee”) effective as of June 20, 2008.
     WHEREAS, the Company and the Employee have heretofore entered into that certain Employment Agreement dated as of July 9, 2007 (the “Employment Agreement”); and
     WHEREAS, the Company, Parent Company, and the Employee desire to amend the Employment Agreement in certain respects.
     NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company, the Parent Company, and the Employee hereby agree, effective as of the date first set forth above, that the Employment Agreement shall be and is hereby amended as hereafter provided:
     1. Section 2.2 of the Employment Agreement shall be deleted and the following shall be substituted therefore:
     “2.2 Position. During the Employment Term, the Employee shall serve as the President-Global Development of the Company and the Parent Company. The Employee shall report directly to the Chief Executive Officer of the Company. The Employee’s duties are set forth on Appendix 1 attached hereto and to such other tasks of a similar nature as the Chief Executive Officer or the Board of Directors may from time to time direct the Employee.”
     2. Section 3.1 of the Employment Agreement shall be deleted and the following shall be substituted therefore:
     “3.1 Employment Term. The term of the Employee’s employment with the Company shall commence on the Effective Date and end on June 20, 2011 (the “Stated Term”) unless earlier terminated in accordance with this Agreement (such period of employment, as it may be earlier terminated, being referred to herein as the “Employment Term”).”
     3. The first sentence of Section 4.1 of the Employment Agreement shall be deleted and the following shall be substituted therefor:
“From and after January 1, 2008, the Company shall pay the Employee an annual gross salary of $291,000.00 (the “Base Salary”), which the Company shall pay to the Employee twice per month in accordance with the Company’s regular payroll practice for management employees.”
     4. Section 4.3(e) of the Employment Agreement is hereby deleted in its entirety.

     5. This Amendment (a) shall supersede any prior agreement between the Company and the Employee relating to the subject matter of this Amendment and (b) shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and all persons lawfully claiming under the Employee.
     6. Except as expressly modified by this Amendment, the terms of the Employment Agreement shall remain in full force and effect and are hereby confirmed and ratified.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on this the 23rd day of June, 2008.

“EMPLOYEE”	“COMPANY”

CARDTRONICS, LP

/s/ Rick Updyke	By:	/s/ Michael E. Keller

Rick Updyke	Name:	Michael E. Keller

	Title:	General Counsel and Secretary

“PARENT COMPANY”

CARDTRONICS, INC.

	By:	/s/ Michael E. Keller

	Name:	Michael E. Keller

	Title:	General Counsel and Secretary

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